Exhibit 99.1

Contact: Investor Relations (408) 523-2161
INTUITIVE ANNOUNCES SECOND QUARTER EARNINGS
SUNNYVALE, CALIF. July 20, 2023 – Intuitive (the “Company”) (Nasdaq: ISRG), a global technology leader in minimally invasive care and the pioneer of robotic-assisted surgery, today announced financial results for the quarter ended June 30, 2023.
Q2 Highlights
•Worldwide da Vinci procedures grew approximately 22% compared with the second quarter of 2022. During the second quarter of 2022, the Company’s procedure volumes were negatively impacted by COVID-19 cases and increased hospitalizations and government interventions impacting parts of Asia, particularly China. The compound annual growth rate between the second quarter of 2019 and the second quarter of 2023 was approximately 17%.
•The Company placed 331 da Vinci surgical systems, compared with 279 in the second quarter of 2022.
•The Company grew its da Vinci surgical system installed base to 8,042 systems as of June 30, 2023, an increase of 13% compared with 7,135 as of the end of the second quarter of 2022.
•Second quarter 2023 revenue of $1.76 billion increased 15% compared with $1.52 billion in the second quarter of 2022.
•Second quarter 2023 GAAP net income attributable to Intuitive was $421 million, or $1.18 per diluted share, compared with $308 million, or $0.85 per diluted share, in the second quarter of 2022.
•Second quarter 2023 non-GAAP* net income attributable to Intuitive was $507 million, or $1.42 per diluted share, compared with $415 million, or $1.14 per diluted share, in the second quarter of 2022.
Q2 Financial Summary
Gross profit, income from operations, net income attributable to Intuitive Surgical, Inc., and net income per diluted share attributable to Intuitive Surgical, Inc. are reported on a GAAP and non-GAAP* basis. The non-GAAP* measures are described below and are reconciled to the corresponding GAAP measures at the end of this release.
Second quarter 2023 revenue was $1.76 billion, an increase of 15% compared with $1.52 billion in the second quarter of 2022. The higher second quarter revenue was driven by growth in da Vinci procedure volume and an increase in the installed base of systems.
Second quarter 2023 instruments and accessories revenue increased by 20% to $1.08 billion, compared with $0.90 billion in the second quarter of 2022. The increase in instruments and accessories revenue was primarily driven by approximately 22% growth in da Vinci procedure volume.
Second quarter 2023 systems revenue was $393 million, compared with $375 million in the second quarter of 2022. The Company placed 331 da Vinci surgical systems in the second quarter of 2023, compared with 279 systems in the second quarter of 2022. The second quarter 2023 da Vinci surgical system placements included 164 systems placed under operating lease arrangements, of which 91 systems were placed under usage-based operating lease arrangements, compared with 117 systems placed under operating lease arrangements, of which 50 systems were placed under usage-based operating lease arrangements in the second quarter of 2022.
Second quarter 2023 GAAP income from operations increased to $463 million, compared with $398 million in the second quarter of 2022. Second quarter 2023 GAAP income from operations included share-based compensation expense of $148 million, compared with $127 million in the second quarter of 2022. Second quarter 2023 non-GAAP* income from operations increased to $618 million, compared with $531 million in the second quarter of 2022.
Second quarter 2023 GAAP net income attributable to Intuitive Surgical, Inc. was $421 million, or $1.18 per diluted share, compared with $308 million, or $0.85 per diluted share, in the second quarter of 2022. Second quarter 2023 GAAP net income attributable to Intuitive Surgical, Inc. included excess tax benefits of $42 million, or $0.12 per diluted share, compared with $9 million, or $0.03 per diluted share, in the second quarter of 2022.
Second quarter 2023 non-GAAP* net income attributable to Intuitive Surgical, Inc. was $507 million, or $1.42 per diluted share, compared with $415 million, or $1.14 per diluted share, in the second quarter of 2022.

The Company ended the second quarter of 2023 with $7.13 billion in cash, cash equivalents, and investments, an increase of $553 million during the quarter, primarily driven by cash generated from operations, partially offset by capital expenditures.
Impact of COVID-19 Pandemic
During 2022, COVID-19 resurgences had an adverse impact on the Company’s da Vinci procedure volumes. The second quarter of 2023 did not reflect any significant disruptions from COVID-19. The impact of the COVID-19 pandemic on the Company’s business has differed, and may continue to differ, by geography and region. COVID-19 has had, and may continue to have, an adverse impact on the Company’s procedure volumes.
“Our core business was lifted by positive surgical trends and continued interest in robotic-assisted surgery compared with other surgical approaches,” said Gary Guthart, Intuitive CEO. “We continue to focus on supporting our customers’ adoption, pursuing expanded indications, delivering excellence in quality and supply, and increasing productivity as we scale our business.”
Additional supplemental financial and procedure information has been posted to the Investor Relations section of the Intuitive website at https://isrg.gcs-web.com/.
Webcast and Conference Call Information
Intuitive will hold a teleconference at 1:30 p.m. PDT today to discuss the second quarter 2023 financial results. The call will be webcast by Nasdaq OMX and can be accessed on Intuitive’s website at www.intuitive.com or by dialing (844) 867-6169 using the access code 5175532. The webcast replay of the call will be made available on our website at www.intuitive.com within 24 hours after the end of the live teleconference and will be accessible for at least 30 days.
About Intuitive
Intuitive (Nasdaq: ISRG), headquartered in Sunnyvale, California, is a global leader in minimally invasive care and the pioneer of robotic surgery. Our technologies include the da Vinci surgical system and the Ion endoluminal system. By uniting advanced systems, progressive learning, and value-enhancing services, we help physicians and their teams optimize care delivery to support the best outcomes possible. At Intuitive, we envision a future of care that is less invasive and profoundly better, where diseases are identified early and treated quickly, so patients can get back to what matters most.
Product and brand names/logos are trademarks or registered trademarks of Intuitive Surgical or their respective owner. See www.intuitive.com/trademarks.
For more information, please visit the Company’s website at www.intuitive.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations concerning matters that are not historical facts. Statements using words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted,” and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements are necessarily estimates reflecting the judgment of the Company’s management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements include, but are not limited to, statements related to the expected impacts of the COVID-19 pandemic on the Company’s business, financial condition, and results of operations, future results of operations, future financial position, the Company’s financing plans and future capital requirements, the Company’s potential tax assets or liabilities, and statements based on current expectations, estimates, forecasts, and projections about the economies and markets in which the Company operates and the Company’s beliefs and assumptions regarding these economies and markets. These forward-looking statements should be considered in light of various important factors, including, but not limited to, the following: the overall macroeconomic environment, which may impact customer spending and the Company’s costs, including the levels of inflation and interest rates, the conflict in Ukraine, disruption to the Company’s supply chain, including increased difficulties in obtaining a sufficient supply of materials in the semiconductor and other markets, the risk that the COVID-19 pandemic could lead to material delays and cancellations of, or reduced demand for, procedures; curtailed or delayed capital spending by hospitals; closures of the Company’s facilities; delays in surgeon training; delays in gathering clinical evidence; delays in obtaining new product approvals, clearances, or certifications from the U.S. Food and Drug Administration (“FDA”), comparable regulatory authorities, or notified bodies; diversion of resources to respond to COVID-19 outbreaks; the impact of global and regional economic and credit market conditions on healthcare spending; the risk of the Company’s inability to comply with complex FDA and other regulations, which may result in significant enforcement actions; regulatory approvals, clearances, certifications, and restrictions or any dispute that may occur with any regulatory body; guidelines and recommendations in the healthcare and patient communities; healthcare reform legislation in the U.S. and its impact on hospital spending, reimbursement, and fees levied on certain medical device revenues; changes in hospital admissions and actions by payers to limit or manage surgical procedures; the timing and success of product development and market acceptance of developed products; the results of any collaborations, in-licensing arrangements, joint ventures, strategic alliances, or partnerships, including the joint venture with Shanghai Fosun Pharmaceutical (Group) Co., Ltd.; the Company’s completion of and ability to successfully integrate acquisitions; procedure counts; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which the Company operates; risks associated with the Company’s operations and any expansion outside of the United States; unanticipated manufacturing disruptions or the inability to meet demand for products; the Company’s reliance on sole-sourced and single-sourced suppliers; the results of legal proceedings to which we are or may become a party, including but not limited to product liability claims; adverse publicity regarding the Company and the safety of the Company’s products and adequacy of training; the impact of changes to tax legislation, guidance, and interpretations; changes in tariffs, trade barriers, and regulatory requirements; and other risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release and which are based on current expectations and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those risk factors identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, as updated by the Company’s other filings with the Securities and Exchange Commission. The Company’s actual results may differ materially and adversely from those expressed in any forward-looking statement, and the Company undertakes no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.

*About Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: constant currency revenue growth, non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income attributable to Intuitive Surgical, Inc., non-GAAP net income per diluted share attributable to Intuitive Surgical, Inc. (“EPS”), and non-GAAP diluted shares outstanding. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance by excluding items such as amortization of intangible assets, share-based compensation (“SBC”) and long-term incentive plan expenses, and other special items. Long-term incentive plan expense relates to phantom share awards granted in China by the Company’s Intuitive-Fosun joint venture to its employees that vest over four years and can remain outstanding for seven to ten years. These awards are valued based on certain key performance metrics. Accordingly, they are subject to significant volatility based on the performance of these metrics and are not tied to performance of the Company’s business within the period. The Company presents constant currency revenue to provide a framework for assessing how the Company’s underlying business performed excluding the effect of foreign currency fluctuations. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to its historical performance. The Company believes these non-GAAP financial measures are useful to investors, because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making, and (2) they are used by institutional investors and the analyst community to help them analyze the performance of the Company’s business.
Constant currency revenue growth. The Company calculates constant currency revenue by translating current period revenue using prior period exchange rates. The constant currency revenue percentage change is calculated by determining the increase in the current period constant currency revenue over the prior period revenue. Second quarter 2023 as reported revenue increased 15.4% compared to the second quarter of 2022. Foreign currency fluctuations had a 1.3% unfavorable impact on second quarter 2023 revenue. Second quarter 2023 constant currency revenue increased 16.7% compared to the second quarter of 2022.
Non-GAAP gross profit. The Company defines non-GAAP gross profit as gross profit, excluding amortization of intangible assets and SBC and long-term incentive plan expenses.
Non-GAAP income from operations. The Company defines non-GAAP income from operations as income from operations, excluding amortization of intangible assets, SBC and long-term incentive plan expenses, litigation charges and recoveries, and a gain on the sale of a business.
Non-GAAP net income attributable to Intuitive Surgical, Inc. and EPS. The Company defines non-GAAP net income as net income attributable to Intuitive Surgical, Inc., excluding amortization of intangible assets, SBC and long-term incentive plan expenses, litigation charges and recoveries, a gain on the sale of a business, gains (losses) on strategic investments, adjustments attributable to noncontrolling interest in joint venture, net of the related tax effects, and tax adjustments, including the excess tax benefits or deficiencies associated with SBC arrangements and the net tax effects related to intra-entity transfers of non-inventory assets. The Company excludes the excess tax benefits or deficiencies associated with SBC arrangements as well as the tax effects associated with non-cash amortization of deferred tax assets related to intra-entity non-inventory transfers, because the Company does not believe these items correlate with the on-going results of its core operations. The tax effects of the non-GAAP items are determined by applying a calculated non-GAAP effective tax rate, which is commonly referred to as the with-and-without method. Without excluding these tax effects, investors would only see the gross effect that these non-GAAP adjustments had on the Company’s operating results. The Company’s calculated non-GAAP effective tax rate is generally higher than its GAAP effective tax rate. The Company defines non-GAAP EPS as non-GAAP net income attributable to Intuitive Surgical, Inc. divided by non-GAAP diluted shares, which are calculated as GAAP weighted-average outstanding shares plus dilutive potential shares outstanding during the period.
There are a number of limitations related to the use of non-GAAP measures versus measures calculated in accordance with GAAP. Non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income attributable to Intuitive Surgical, Inc., and non-GAAP EPS exclude items such as amortization of intangible assets,

SBC and long-term incentive plan expenses, excess tax benefits or deficiencies associated with SBC arrangements, and non-cash amortization of deferred tax assets related to intra-entity transfer of non-inventory assets, which are primarily recurring items. SBC expense has been, and will continue to be for the foreseeable future, a significant recurring expense in the Company’s business. In addition, the components of the costs that the Company excludes in its calculation of non-GAAP net income attributable to Intuitive Surgical, Inc. and non-GAAP EPS may differ from the components that its peer companies exclude when they report their results of operations. Management addresses these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income attributable to Intuitive Surgical, Inc. and non-GAAP EPS and evaluating non-GAAP net income attributable to Intuitive Surgical, Inc. and non-GAAP EPS together with net income attributable to Intuitive Surgical, Inc. and net income per share attributable to Intuitive Surgical, Inc. calculated in accordance with GAAP.

INTUITIVE SURGICAL, INC.
UNAUDITED QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
Revenue:
Instruments and accessories	$1,075.9	$985.6	$895.3
Systems	392.7	427.4	375.1
Services	287.3	283.2	251.7
Total revenue	1,755.9	1,696.2	1,522.1
Cost of revenue:
Product	498.0	493.0	421.0
Service	86.0	90.2	77.8
Total cost of revenue	584.0	583.2	498.8
Gross profit	1,171.9	1,113.0	1,023.3
Operating expenses:
Selling, general and administrative	464.3	480.5	418.4
Research and development	244.4	244.9	207.3
Total operating expenses	708.7	725.4	625.7
Income from operations (1)	463.2	387.6	397.6
Interest and other income (expense), net (2)	36.0	34.2	9.3
Income before taxes	499.2	421.8	406.9
Income tax expense (3)	73.2	61.0	93.3
Net income	426.0	360.8	313.6
Less: net income attributable to noncontrolling interest in joint venture	5.2	5.5	5.8
Net income attributable to Intuitive Surgical, Inc.	$420.8	$355.3	$307.8
Net income per share attributable to Intuitive Surgical, Inc.:
Basic	$1.20	$1.01	$0.86
Diluted (4)	$1.18	$1.00	$0.85
Weighted average shares outstanding:
Basic	350.9	350.2	358.1
Diluted	357.3	356.0	363.9

(1) Income from operations includes the effect of the following items:
Amortization of intangible assets	$(5.0)	$(5.0)	$(6.2)
Expensed IP charged to R&D	$(1.5)	$—	$(1.8)
(2) Interest and other income (expense), net includes the effect of the following item:
Gains (losses) on strategic investments	$(5.8)	$0.2	$(0.8)
(3) Income tax expense includes the effect of the following item:
Excess tax benefits related to share-based compensation arrangements	$(41.7)	$(22.5)	$(9.3)
(4) Diluted net income per share attributable to Intuitive Surgical, Inc. includes the effect of the following items:
Amortization of intangible assets, net of tax	$(0.01)	$(0.01)	$(0.01)
Expensed IP charged to R&D, net of tax	$—	$—	$—
Gains (losses) on strategic investments, net of tax	$(0.01)	$—	$—
Excess tax benefits related to share-based compensation arrangements	$0.12	$0.06	$0.03

INTUITIVE SURGICAL, INC.
UNAUDITED SIX MONTHS ENDED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Six Months Ended
	June 30,
	2023	2022
Revenue:
Instruments and accessories	$2,061.5	$1,705.6
Systems	820.1	803.2
Services	570.5	501.0
Total revenue	3,452.1	3,009.8
Cost of revenue:
Product	991.0	818.3
Service	176.2	158.5
Total cost of revenue	1,167.2	976.8
Gross profit	2,284.9	2,033.0
Operating expenses:
Selling, general and administrative	944.8	809.5
Research and development	489.3	417.8
Total operating expenses	1,434.1	1,227.3
Income from operations (1)	850.8	805.7
Interest and other income, net (2)	70.2	3.6
Income before taxes	921.0	809.3
Income tax expense (3)	134.2	126.3
Net income	786.8	683.0
Less: net income attributable to noncontrolling interest in joint venture	10.7	9.6
Net income attributable to Intuitive Surgical, Inc.	$776.1	$673.4
Net income per share attributable to Intuitive Surgical, Inc.:
Basic	$2.21	$1.88
Diluted (4)	$2.18	$1.84
Weighted average shares outstanding:
Basic	350.6	358.2
Diluted	356.6	365.3

(1) Income from operations includes the effect of the following items:
Amortization of intangible assets	$(10.0)	$(12.3)
Expensed IP charged to R&D	$(1.5)	$(9.6)
(2) Interest and other income, net includes the effect of the following item:
Gains (losses) on strategic investments	$(5.6)	$(18.1)
(3) Income tax expense includes the effect of the following items:
Excess tax benefits related to share-based compensation arrangements	$(64.2)	$(62.3)
(4) Diluted net income per share attributable to Intuitive Surgical, Inc. includes the effect of the following items:
Amortization of intangible assets, net of tax	$(0.02)	$(0.03)
Expensed IP charged to R&D, net of tax	$—	$(0.02)
Gains (losses) on strategic investments, net of tax	$(0.01)	$(0.04)
Excess tax benefits related to share-based compensation arrangements	$0.18	$0.17

INTUITIVE SURGICAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(IN MILLIONS)

	June 30, 2023	December 31, 2022
Cash, cash equivalents, and investments	$7,131.7	$6,741.5
Accounts receivable, net	904.2	942.1
Inventory	1,005.2	893.2
Property, plant, and equipment, net	2,830.8	2,374.2
Goodwill	348.6	348.5
Deferred tax assets	666.5	664.6
Other assets	1,016.3	1,009.9
Total assets	$13,903.3	$12,974.0

Accounts payable and other accrued liabilities	$1,493.0	$1,423.1
Deferred revenue	450.6	438.3
Total liabilities	1,943.6	1,861.4
Stockholders’ equity	11,959.7	11,112.6
Total liabilities and stockholders’ equity	$13,903.3	$12,974.0

INTUITIVE SURGICAL, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
GAAP gross profit	$1,171.9	$1,113.0	$1,023.3	$2,284.9	$2,033.0
Share-based compensation expense	27.3	23.5	25.9	50.8	49.9
Long-term incentive plan expense	0.3	0.4	0.2	0.7	0.5
Amortization of intangible assets	3.5	3.4	3.9	6.9	7.7
Non-GAAP gross profit	$1,203.0	$1,140.3	$1,053.3	$2,343.3	$2,091.1

GAAP income from operations	$463.2	$387.6	$397.6	$850.8	$805.7
Share-based compensation expense	146.5	139.8	126.7	286.3	247.5
Long-term incentive plan expense	2.9	2.3	0.7	5.2	2.7
Amortization of intangible assets	5.0	5.0	6.2	10.0	12.3
Gain on sale of business	—	—	—	—	(3.8)
Non-GAAP income from operations	$617.6	$534.7	$531.2	$1,152.3	$1,064.4

GAAP net income attributable to Intuitive Surgical, Inc.	$420.8	$355.3	$307.8	$776.1	$673.4
Share-based compensation expense	146.5	139.8	126.7	286.3	247.5
Long-term incentive plan expense	2.9	2.3	0.7	5.2	2.7
Amortization of intangible assets	5.0	5.0	6.2	10.0	12.3
Gain on sale of business	—	—	—	—	(3.8)
(Gains) losses on strategic investments	5.8	0.4	1.1	6.2	18.3
Tax adjustments (1)	(73.8)	(64.8)	(27.5)	(138.6)	(121.4)
Adjustments attributable to noncontrolling interest in joint venture	(0.2)	(1.1)	(0.5)	(1.3)	(1.4)
Non-GAAP net income attributable to Intuitive Surgical, Inc.	$507.0	$436.9	$414.5	$943.9	$827.6

GAAP net income per share attributable to Intuitive Surgical, Inc. - diluted	$1.18	$1.00	$0.85	$2.18	$1.84
Share-based compensation expense	0.41	0.39	0.35	0.80	0.68
Long-term incentive plan expense	0.01	0.01	—	0.01	0.01
Amortization of intangible assets	0.01	0.01	0.02	0.03	0.03
Gain on sale of business	—	—	—	—	(0.01)
(Gains) losses on strategic investments	0.02	—	—	0.02	0.05
Tax adjustments (1)	(0.21)	(0.18)	(0.08)	(0.39)	(0.33)
Adjustments attributable to noncontrolling interest in joint venture	—	—	—	—	—
Non-GAAP net income per share attributable to Intuitive Surgical, Inc. - diluted	$1.42	$1.23	$1.14	$2.65	$2.27

(1) For the three months ended June 30, 2023, tax adjustments included: (a) excess tax benefits associated with share-based compensation arrangements of $(41.7) million, or $(0.12) per diluted share; (b) tax impact related to intra-entity transfers of non-inventory assets of $7.0 million, or $0.02 per diluted share; and (c) other tax adjustments effects determined by applying a calculated non-GAAP effective tax rate of $(39.1) million, or $(0.11) per diluted share. For the six months ended June 30, 2023, tax adjustments included: (a) excess tax benefits associated with share-based compensation arrangements of $(64.2) million, or $(0.18) per diluted share; (b) tax impact related to intra-entity transfers of non-inventory assets of $14.0 million, or $0.04 per diluted share; and (c) other tax adjustments effects determined by applying a calculated non-GAAP effective tax rate of $(88.4) million, or $(0.25) per diluted share.